ASSIGNMENT OF MORTGAGE AND SECURITY AGREEMENT AND
                    ASSIGNMENT OF NOTE AND OTHER LOAN DOCUMENTS

        KNOW ALL MEN BY THESE PRESENTS that Teachers Insurance and Annuity Association of America, a New York corporation, having an office at 730 Third Avenue, New York, New York 10017 ("Teachers") as the owner and holder of the following documents (herein collectively referred to as the "Existing Loan Documents"):

A.      "NOTE":

        Mortgage Note dated January 27, 1981 from West Dade County Associates ("Borrower") to Mellon Bank, N.A. ("Mellon") in the face amount of THIRTY-EIGHT MILLION AND NO/100THS DOLLARS ($38,000,000.00), the Mortgage Note dated November 29, 1982 from Borrower to Mellon in the face amount of FIVE MILLION EIGHT HUNDRED THOUSAND AND NO/100THS DOLLARS ($5,800,000.00), the Note Extension Agreement dated January 27, 1984 by and between Borrower and Mellon extending the term of the aforedescribed two Notes, Mortgage Note dated March 28, 1985 from Borrower to Teachers Insurance and Annuity Association of America ("Teachers") in the face amount of SEVEN MILLION SIX HUNDRED TWENTY-TWO THOUSAND NINE HUNDRED THIRTY-EIGHT AND 11/100THS DOLLARS ($7,622,938.11), all of the foregoing Notes as consolidated, modified and extended, in a Consolidating Note Agreement dated March 28, 1985 between Borrower and Teachers (collectively referred to as the "Note").

B.      "MORTGAGE":

        That certain Mortgage and Security Agreement executed by Borrower to Mellon dated January 27, 1981 and recorded on January 30, 1981 in Official Records Book 11001, Page 1488, Public Records of Dade County, Florida, Supplement to Mortgage and Security Agreement by and between Borrower and Mellon dated November 29, 1982 and recorded December 2, 1992 in Official Records Book 11629, Page 2341, Public Records of Dade County, Florida, all of the foregoing being assigned by Mellon to Teachers by Assignment of Mortgage and Security Agreement from Mellon to Teachers dated March 22, 1985, recorded March 29, 1985 in Official Records Book 12460, Page 3210, Public Records of Dade County, Florida, and by instrument of assignment from Mellon to Teachers dated March 22, 1985, recorded March 29, 1985 in Official Records Book 12460, Page 3213, Public Records of Dade County, Florida, Mortgage Deed from Borrower to Teachers dated March 28, 1985 and recorded March 29, 1985 in Official Records Book 12460, Page 3307, Public Records of Dade County, Florida, all of the foregoing being consolidated, modified and extended in Consolidation, Modification and Extension Agreement by and between Borrower and Teachers dated March 28, 1985 and recorded March 29, 1985 in Official Records Book 12460, Page 3257, Public Records of Dade County, Florida, and being further modified by Partial Release, Spreader and Modification Agreement between Borrower and Teachers dated October 1, 1991 and recorded October 22, 1991 in Official Records Book 15238, Page 2329, Public Records of Dade County, Florida (collectively referred to as the "Mortgage").

C.      "ASSIGNMENT OF LEASES":

        Assignment of Lessor's Interest in Leases by Borrower unto Teachers dated March 28, 1985 and recorded March 29, 1985 in Official Records Book 12460, Page 3236, Public Records of Dade County, Florida; Assignment of Leases, Rents, and Operating Agreements dated January 27, 1981 recorded January 30, 1981 in Official Records Book 11001, Page 1529, Public Records of Dade County, Florida; and Supplement to Assignment of Leases, Rents and Operating Agreements between Borrower and Mellon dated November 29, 1982 recorded December 2, 1982 in Official Records Book 11629, Page 2346, Public Records of Dade County, Florida.

D.      "OTHER EXISTING LOAN DOCUMENTS":

        Certain other loan documents pertaining to the loan evidenced and secured by the foregoing loan documents set forth in the Certificate of Existing Lender from Teachers to the Prudential
Insurance Company of America of even date herewith as documents #'s 4-18 under the caption "III. All Existing Loan Documents".

        AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) to it in hand paid by The Prudential Insurance Company of America, a New Jersey corporation, having an office at One Ravinia Drive, Suite 1400, Atlanta, Georgia 30346 ("Prudential"), the receipt and sufficiency of which is acknowledged, Teachers has sold, assigned, transferred and set over, and by this Assignment does sell, assign, transfer and set over to Prudential, without recourse and without warranty (except as set forth in said Certificate of Existing Lender), all of Teachers right, title and interest in each of the Existing Loan Documents, including, but not by way of limitation, the Note and the obligations described therein and the monies due and to become due thereunder, with interest from and after the _____ day of December, 1993, the Mortgage, Assignment of Leases, and Other Existing Loan Documents. This is an absolute assignment and not a collateral assignment to secure obligations.

        TO HAVE AND TO HOLD the same unto Prudential, its successors and assigns forever.

        IN WITNESS WHEREOF, Teachers has caused this Assignment to be executed as of the _____ day of _______________, 1993.

Signed, sealed and delivered in             TEACHERS INSURANCE AND ANNUITY
the presence of the following                ASSOCIATION OF AMERICA, A NEW
two witnesses as to both                     YORK CORPORATION
signatories:


______________________________              By:___________________________
(Signed Name Witness One)




                      Name:_________________________
______________________________
(Printed Name of Witness One)
Title:________________________

______________________________
(Signed Name of Witness Two)

______________________________
(Printed Name of Witness Two)






STATE OF NEW YORK         )
                                                                    )  ss
COUNTY OF NEW YORK        )

        The foregoing instrument was acknowledged before me, this ____ day of _______________, 1993, by _______________, as the
_________________________ of TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA on behalf of said corporation. Said person did not take an oath and is personally known to me or has produced, as identification, a drivers license issued by a State of the United States, which is either current or has been issued within the past five (5) years and bears a serial or other identifying number.





______________________________


 Notary Public





______________________________


 (Printed Name)

[NOTARIAL SEAL]                               My Commission Expires: